Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is amended and restated on July 19, 2021 (the “Amendment Date”), between Parts iD, LLC, a Delaware limited liability company having its principal place of business at 1 Corporate Drive, Suite C, Cranbury, New Jersey, 08512, (the “Company”), and Ajay Roy, with a mailing address of 31 River Court, Apartment #1805, Jersey City, New Jersey 02474 (“Employee”). Additionally, both Employee and Company may be referred to as a “Party,” or “Parties” throughout this Agreement.

WHEREAS, the Employee entered into an employment agreement with Onyx Enterprises Int’l Corp., a New Jersey registered Corporation (“Onyx”), on October 8, 2019 (the “Original Agreement”);

WHEREAS, on November 20, 2020 (the “Closing Date”), PARTS iD, Inc., a Delaware corporation (f/k/a Legacy Acquisition Corp. (“Legacy” or “Parent”)) consummated the transactions contemplated by that certain Business Combination Agreement dated September 18, 2020 (the “Business Combination Agreement”), by and among Legacy and the other parties thereto, including Onyx;

WHEREAS, as a result of the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), Onyx was merged with and into the Company, as the surviving entity and a wholly owned subsidiary of Parent; and

WHEREAS, the Company, as the successor to Onyx, and the Employee desire to amend and restate the Original Agreement to reflect certain changes in the terms and conditions of the Employee’s employment with the Company and its affiliates. For the avoidance of doubt, the amendment and restatement does not change the base salary or quarterly bonuses in respect of calendar year 2020 that were actually paid to the Employee by the Company prior to the Amendment Date under the Original Agreement.

NOW, THEREFORE, IN CONSIDERATION of the promises and mutual covenants contained herein, and intending to be legally bound, the parties agree as follows:

1. Position and Term. On the terms and subject to the conditions set forth in this Agreement, the Company shall employ Employee, and Employee shall serve the Company as Chief Operating Officer (“COO”) of Parent and the Company, reporting directly to the Chief Executive Officer (“CEO”) of Parent.

2. Duties. Employee’s duties shall be prescribed from time to time by the Board of Directors of Parent (the “Board”) and shall include such responsibilities as are customary for employees performing functions similar to those of Employee. In addition, Employee shall serve at no additional compensation in such executive capacity or capacities with respect to any subsidiary or affiliate of Parent or the Company, respectively, to which he may be elected, assigned or appointed. Employee shall devote substantially all of his time and attention to the performance of his duties and responsibilities for and on behalf of Parent, the Company and their subsidiaries and affiliates (individually or collectively, as the context may require, the “Company Group”) except as set forth herein, or as may be consented to by the Company. In addition, Employee shall be required to travel to all locations, whether national or international, in order to further develop and learn the needs of the business. Notwithstanding anything to the contrary herein, nothing in this Agreement shall preclude Employee from: (i) serving as a member of the board of directors or advisory board (or their equivalents in the case of a non-corporate entity) of any charitable or philanthropic organization, separate from the Company Group; (ii) engaging in charitable, community or philanthropic activities or any other activities or (iii) serving as an executor, trustee or in a similar fiduciary capacity; provided, that the activities set out in the foregoing clauses shall be limited by Employee so as not to affect, individually or in the aggregate, or interfere with the performance of Employee’s duties and responsibilities hereunder, without the consent of the Company. During Employee’s employment with the Company, Employee shall be governed by and be subject to, and Employee hereby agrees to comply with, all Company Group policies, procedures, rules and regulations applicable to employees generally, or to employees at executives grade level, including without limitation, the Company’s Employee Handbook, and in each case, as they may be amended from time to time in the Company’s sole discretion.

3. Starting Date, At Will Employment. The Employee began his employment with the Company on October 21st, 2019 (“Starting Date”). The Employee’s employment hereunder is on an at-will basis. Both Parties agree that this Agreement and the Employee’s employment hereunder may be terminated at any time by either the Employee or Company at any time for any reason or for no reason. After termination by either of the Parties, neither will have any obligation other than what is specifically agreed to herein.

4. Representations and Warranties.

The Employee hereby represents and warrants to the Company that the Employee has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Employee enforceable against him in accordance with its terms.

The Company represents and warrants to the Employee as follows:

a. The Corporation is duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to conduct its business in the manner presently contemplated.

b. The Company has full power and authority to enter into this Agreement and to incur and perform its obligations hereunder.

c. The execution, delivery and performance by the Company of this Agreement does not conflict with or result in a breach or violation of or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) the certificate of incorporation or bylaws of the Corporation, or any agreement or instrument to which the Corporation is a party or by which the Corporation of any of its properties may be bound or affected.

d. The Company makes no representations or warranties regarding any pending sale, merger or acquisition of or by the Company that could result in the change of management or control, except that the Company reserves the right at all times to enter into to such transactions in the best interests of the Company and its shareholders.

5. Compensation. The Employee shall receive, for all services rendered to the Company pursuant to this Agreement, the following:

a.  Salary. Employee shall be paid a compensation package at the rate of $300,000 per annum (the “Salary”). The Salary shall be payable in accordance with the Company’s then current general salary payment policies and shall be paid on a bi-weekly basis and subject to deductions for taxes and other withholdings as required by law and/or the polices of the Company. Furthermore, during employment, the Employee shall be eligible for periodic increases in Salary, in the sole discretion of the Company.

b. Bonus. The Employee shall be eligible to earn an annual bonus for each fiscal year of the Parent based on the achievement of pre-established performance goals set each fiscal year of the Parent by the Board or the Compensation Committee of the Board. The amount of the annual bonus earned by the Employee in respect of any fiscal year will be determined by the Board or the Compensation Committee, and any such amount will be paid to the Employee no later than March 15 of the year following the year in which such bonus was earned, subject to the Employee’s continued employment with the Company Group through such date. The Employee’s target annual bonus for the Parent’s 2021 fiscal year will be equal to 30% of his base salary. The annual bonus will also be subject to any terms or conditions of the annual bonus plan that may be in effect from time to time.

c. Benefits. Employee has chosen to opt out of the Health benefit plan(s) of the Company. However, the Employee will be provided life insurance coverage for sum of one hundred and fifty thousand dollars ($150,000) paid by the Company. Such insurance will be provided within 90 days from the date of joining. Further, after the date of joining, the Employee has the option to enroll under the currently established 401(k) Plan. The currently available 401(k) plan is a Defined Contribution Plan, without an Employer match. The Employee acknowledges and agrees that the Benefits Plans may from time to time be modified by the Company as it deems necessary and appropriate.

d. Deductions. The Company shall deduct and withhold from Employee’s gross compensation all necessary or required taxes, including, but not limited to, social security, self-employment, withholding and otherwise, and any other amounts required by law or any taxing authority.

e.  Absences. Employee shall be permitted to accrue up to (4) weeks’ of Paid Time Off (“PTO”) which includes vacation time, personal or family illness, sick leave, or any other time off, per annum, which is accrued on a monthly basis, and in accordance with the Company’s current procedures and policies, as the same may be amended from time to time. PTO does not include company recognized holidays, which are announced annually to all employees by the Human Resources Department and will also be available upon request of the Employee.

f. Primary Location. The Employee is expected to operate out of the primary Corporate offices in the State of New Jersey, unless otherwise traveling for business or otherwise.

g. Expenses. Subject to advanced written approval by the Company, the Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in connection with the performance of his duties and responsibilities hereunder upon presentment of a valid receipt or other usual and customary documents evidencing such expenses and in compliance with the Company’s expense reimbursement policies then in effect. The Company will reimburse properly substantiated and timely submitted expenses no later than 30 days after the date the appropriate documentation is submitted by Employee.

h. Long Term Incentive In lieu of Stock Option Plan. The Company and Employee acknowledge and agree that the Employee previously participated in a cash-based long-term incentive plan (the “LTI”). Pursuant to Section 15 of the Employee’s Restricted Stock Unit Grant Agreement issued with a date of grant of April 16, 2021, under the Parts iD, Inc. 2020 Equity Incentive Plan (the “RSU Agreement”), the Employee acknowledged and agreed that the LTI was terminated effective as of November 20, 2020 (the “LTI Termination Date”) in accordance with the terms of the Original Agreement. The Parties further agreed that the Employee accrued an amount equal to $56,575.34 (the “Accrued LTI”) under the LTI prior to the LTI Termination Date, and the Employee will not accrue any additional amounts under the Cash LTI. As provided in the RSU Agreement, the Accrued LTI will be paid to the Employee on October 20, 2023, subject to the Employee’s continuous employment with the Company Group through such date. The Employee waives any and all claims arising out of or related to the LTI other than the Company’s obligation to pay the Accrued LTI when it becomes due.

6. Termination.

a. For Cause. The Company may terminate this Agreement and Employee’s employment hereunder at any time for Cause. “Cause” shall mean (i) the conviction of, or the entry of a plea of guilty or nolo contendre to a charge of the commission of a felony or any other crime involving moral turpitude or the willful commission of any other act or omission involving misappropriation, embezzlement or fraud with respect to the Company Group, (ii) conduct that brings the Company Group into material disgrace or disrepute or that causes the Company Group material economic harm as reasonably determined by the Board, (iii) failure, other than by reason of death, disability or similar incapacity, to perform duties and/or obligations as reasonably and lawfully directed by the Board, Executives, Senior Executive officers or their respective designees, (iv) any act or omission constituting a material breach of a fiduciary duty, gross negligence or willful misconduct with respect to the Company Group, or (v) any material breach of this Agreement or any other written agreement between Employee and the Company Group with respect to the treatment of confidential information, the assignment of intellectual property rights to the Company Group or restrictive covenants limiting the activities of Employee.

b. Without Cause. The Company may, without cause, terminate this Agreement and the Employee’s employment hereunder at any time by giving thirty (30) days’ written notice to the Employee. In that event, the Employee, if requested by the Employer, shall continue to render his services, and shall be paid his regular compensation up to the date of termination. The Employee may, without cause, terminate this Agreement and the Employee’s employment hereunder by giving 30 (30) days’ written notice to the Company. In such event, the Employee shall continue to render his services and shall be paid his regular compensation up to the date of termination.

c. Death. This Agreement and the Employee’s employment hereunder will terminate automatically upon the death of Employee.

d. Disability. The Company may terminate this Agreement and the Employee’s employment hereunder if Employee suffers from a physical or mental disability. Employee will only be deemed to have a physical or mental disability if he is unable to perform the essential functions of his position, with reasonable accommodation, for a period of at least one hundred twenty (120) consecutive days because of a physical or mental impairment.

e. Compensation in the Event of Termination. In the event that this Agreement and the Employee’s employment hereunder is terminated by the Company for any reason or no reason, or terminated by the Employee, the Company shall pay to the Employee within thirty (30) days of such termination: (i) accrued and unpaid Salary in accordance with Section 5, (ii) accrued and unpaid amounts for any unused vacation days which have accrued (but not including any unused personal or sick days) and (iii) any unreimbursed expenses payable in accordance with this Agreement. In the event that this Agreement and the Employee’s employment hereunder is terminated by the Company without Cause, subject to the Employee’s execution and non-revocation of a general release of claims, the Company will continue to pay the Employee’s base salary for three (3) months (the “Severance Pay”) following such termination of employment. The Severance Pay will be paid in bi-weekly installments in accordance with the Company’s customary payroll practices and will be subject to all applicable withholdings, provided that any amount of the Severance Pay that would otherwise have been paid during the period from the Employee’s termination of employment through the effective date of the Employee’s release and waiver of claims will be paid instead in a lump-sum in the first regular bi-weekly payroll installment that follows such effective date. If the Company terminates the employment of Employee for Cause, as defined above, or if the Employee voluntarily resigns from employment, the Employee shall not be entitled to receive Severance Pay, but Employee shall still be entitled to payment in accordance with (i), (ii) and (iii) herein. For the avoidance of doubt, the Severance Pay is intended to satisfy the “separation pay plan” exception under Section 409A of the Code, and no portion of the Severance Pay will be payable later than the last day of the second taxable year of the Employee following the taxable year of the Employee in which the separation from service occurs.

f. Return of Property. Immediately after termination of the Employee’s employment with Company, regardless of the reason for termination, the Employee must (at the Company’s sole option and direction) return to the Company or destroy any and all of the Company Group’s property and Confidential Information regardless of the form or format in which it is kept, stored or maintained, whether electronic, digital or hard-copy. Notwithstanding any other provision herein, Employee’s return and/or destruction of material pursuant to this paragraph shall take place no later than five (5) calendar days following Employee’s separation from employment. Employee understands and acknowledges that failure to return and/or destroy Employer’s property and Confidential Information as required herein may be considered a breach of contract and/or a criminal act, and the Employee specifically consents to injunctive relief in favor of the Company to enforce the provisions of this Section.

7. Restrictive Covenants. Employee acknowledges and agrees that he has, and will have, access to secret and confidential information of the Company Group (“Confidential Information”) and that the following restrictive covenants are necessary to protect the interests and continued success of the Company Group.

a. Confidential Information means all material, non-public, business-related information, written or oral, whether or not it is marked that it is confidential, proprietary or disclosed or made available to the Employee, directly or indirectly, through any form or means of communication or observation as provided by the Company Group. The parties agree that the term “Confidential Information” shall be given its broadest possible interpretation to cover all facets of business information. Confidential Information shall also include any such information included in discussions which are taking place between the Parties, whether preliminary or subsequent to the execution of this Agreement.

b. Confidentiality. Employee agrees that at all times both during employment and after termination hereof, the Employee shall not disclose to any other person, firm or entity, or in any way use for his own benefit, except as required in the conduct of the Company Group’s business or as authorized in writing on behalf of the Company Group, any trade secrets or Confidential Information obtained during the course of the Employee’s employment with Company. Employee understands that the post-employment prohibition on disclosure of Confidential Information is necessary to effectuate the Company Group’s legitimate interests in safeguarding its business, relationships and property.

c. Non-Compete. In consideration of the employment hereunder, Employee agrees that during his employment and for a period of two (2) years thereafter, he will not (and will cause any entity controlled by him not to), directly or indirectly, whether or not for compensation and whether or not as an employee, be engaged in or have any financial interest in any business competing with the business of the Company Group within any state, country, region or locality in which the Company Group is then doing business or marketing its products or solicit, advise, provide or sell any services or products of the same or similar nature to services or products of the Company Group to any person or entity. The Employee understands that as the prohibitions contained in this Section relate to the e-commerce industry, which is internet based and geographically boundless, this prohibition shall not be geographically restricted. For purposes of this Agreement, Employee will be deemed to be engaged in or to have a financial interest in such competitive business if he is an officer, director, shareholder, joint venturer, agent, salesperson, consultant, investor, advisor, principal or partner, of any person, partnership, corporation, trust or other entity which is engaged in such a competitive business, or if he directly or indirectly performs services for such an entity or if a member of Employee’s immediate family beneficially owns an equity interest, or interest convertible into equity, in any such entity; provided, however, that the foregoing will not prohibit Employee or a member of his immediate family from owning, for the purpose of passive investment, less than 5% of any class of securities of a publicly held corporation.

d. Non-Solicitation/Non-Interference. Employee agrees that during his employment and for an additional two (2) years after the termination thereof, he shall not (and shall cause any entity controlled by him not to), directly or indirectly, acting as an employee, owner, shareholder, partner, joint venturer, officer, director, agent, salesperson, consultant, advisor, investor or principal of any corporation, trust or other entity: (i) solicit, request or otherwise attempt to induce or influence, directly or indirectly, any present client, distributor, licensor or supplier, or prospective client, distributor, licensor or supplier, of the Company Group, or other persons sharing a business relationship with the Company Group, to cancel, limit or postpone their business with the Company Group, or otherwise take action which might cause a financial disadvantage of the Company Group; or (ii) hire or solicit for employment, directly or indirectly, or induce or actively attempt to influence, any employee, officer, director, agent, contractor or other business associate of the Company Group to terminate his or her employment or discontinue such person’s consultant, contractor or other business association with the Company Group. For purposes of this Agreement the term prospective client shall mean any person, group of associated persons or entity whose business the Company Group has solicited at any time prior to the termination of his employment.

e.  Non-Disparagement. The Parties agree that they will not in any way disparage each other, including current or former officers, directors and employees, nor will they make or solicit any comments, statements or the like to the media or to others that may be considered to be disparaging, derogatory or detrimental to the good name or business reputation of the other.

f.  Enforcement Provisions. In order to ensure compliance with this Section of the Agreement, upon the written request of the Company, the Employee agrees to provide the Company with full cooperation and such information as the Company may reasonably require relating to its investigation of any potential breaches of the Agreement. This provision shall be enforceable in accordance with Section 15(a) of this Agreement.

g. Certain Exceptions. Notwithstanding anything set forth herein, nothing in this Agreement shall (i) prohibit the Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (ii) require notification or prior approval by the Company of any such report; provided that, the Employee is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal. Nothing herein regarding confidentiality shall prohibit the Employee from contacting the EEOC, SEC, or other governmental agencies to report any violations of law or the Employee’s belief as to such violations and no action shall be taken to retaliate against the Employee because of such reports or filings

8. Ownership of Intellectual Property.  Employee acknowledges that the Company Group shall be the sole owner of all the results and products of the services Employee provides to the Company Group, and any and all inventions made, developed or created by Employee (whether at the request or suggestion of the Company Group or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of Employee’s employment by the Company, relating to or which may be directly or indirectly useful to the Company Group’s business (collectively, the “Developments”). All right, title and interest in the Developments shall be and remain the sole and exclusive property of the Company Group. Employee shall promptly disclose any and all Developments to the Company and shall deliver to the Company all papers, data and other materials relating to any Developments made, developed or created by Employee. Employee acknowledges that all copyrightable Developments shall be considered works “made for hire” or commissioned works under the Federal Copyright Act. Employee hereby assigns all Developments to the Company and agrees that Employee shall execute such documents and cooperate with the Company’s reasonable requests in connection with any copyright or patent applications, and do all other acts as the Company reasonably deems necessary to establish, protect, enforce or defend the Employer’s right, title and interest in such Developments. Finally, Employee acknowledges that the Company has the right to decide all issues relating to the format, style or printing of Developments, the presentation, trademark, logo imprint or other identifying mark, the retail price and all other matters relating to sale, distribution, advertising or promotion of Developments.

9. Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any provision of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled pursuant to the underlying action.

10. No Conflicts. Employee represents and warrants to the Company that the execution, delivery and performance by him of this Agreement does not conflict with, or result in, a violation or breach of, or constitute (with or without the giving of notice or the lapse of time or both) a default under any contract, agreement or understanding, whether oral or written, to which he is a party or by which he is bound and that there are no restrictions, covenants, agreements or limitations on his right or ability to enter into and perform the terms of this Agreement, and Employee agrees to indemnify and hold the Company harmless from any liability, cost or expense, including attorney’s fees, based upon or arising out of any breach of this Section 10.

11. Waiver. The waiver by either party of any breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such party. No person acting other than pursuant to a resolution of the Company shall have authority on behalf of the Company to agree to amend, modify, repeal, waive or extend any provision of this Agreement.

12. Assignment. Neither this Agreement nor any of the Employee’s rights, powers, duties, or obligations hereunder may be assigned by Employee. This Agreement shall be binding upon and inure to the benefit of the Employee and his or her heirs and legal representatives and the Company and its successors. Successors of the Company shall include, without limitation, any company or companies acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, purchase, lease, or otherwise, and such successor shall thereafter be deemed “the Company” for the purpose hereof.

13. AGREEMENT TO ARBITRATE ALL CLAIMS. Any controversy or claim arising out of or relating to this Employment Agreement and the Employee’s employment with the Company, shall be adjudicated and settled by binding arbitration, administered by the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures at a location in the State of New Jersey. This agreement to arbitrate includes all claims whether arising in tort or contract and whether arising under statute or common law including, but not limited to, any claim of breach of contract, discrimination or harassment of any kind. In agreeing to submit all claims to Arbitration, the Employee hereby acknowledges and agrees that he is VOLUNTARILY WAIVING AND RELINQUISHING HIS RIGHT TO A JURY TRIAL. The judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Parties agree to be bound by the decision of the arbitrator(s). The costs and expenses of the arbitrators shall be shared equally by the parties, which each party responsible for its own costs and expenses in presenting the dispute for arbitration.

14. Notices. All notices that are to be sent under this Agreement shall be done in writing and to be delivered via Certified Mail (return receipt) to the following mailing addresses:

If Notice To Company	If Notice to Employee
PARTS iD, LLC. 1 Corporate Drive, Suite C Cranbury, New Jersey 08512	Mr. Ajay Roy 31 River Court, Apartment #1805 Jersey City, New Jersey 02474

The aforementioned addresses may be changed with the act of either party providing written notice. Additionally, the parties may satisfy this requirement by email, by sending Notice to legal@partsid.com and finance@partsid.com.

15. Construction of Agreement.

a.  Governing Law. This Agreement shall be governed under the laws in the State of New Jersey. EACH PARTY HERETO SPECIFICALLY WAIVES ANY RIGHT IT MIGHT OTHERWISE HAVE TO A JURY TRIAL WITH RESPECT TO ANY MATTER ARISING UNDER THIS AGREEMENT.

b. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

c.  Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for the convenience of the reader, for reference only, and shall not constitute a part of this Agreement.

d. Section 409A. (i) If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Employee to incur any additional tax or interest under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or any regulations or Treasury guidance promulgated thereunder, the Company shall reform such provision to comply with Section 409A of the Code; provided, that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Employee of the applicable provision without violating the provisions of Section 409A of the Code. (ii) Notwithstanding any provision to the contrary in this Agreement, if the date of any payment or the commencement of any installment payments payable under this Agreement must be delayed for six months in order to meet the requirements of Section 409A(a)(2)(B) of the Code applicable to “specified employees”, then any such payment or payments shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (A) the expiration of the six month period measured from the date of the Employee’s “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A) or (B) the date of the Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 15(d) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. (iii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” (iv) (a) All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee; (b) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit. (v) For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

e.  Voluntary Agreement. Employee hereby acknowledges that Employee (a) has read and understands the foregoing Agreement (b) has been afforded the opportunity to consult with an attorney of Employee’s own choosing concerning the terms of this Agreement; and (c) has affixed Employee’s signature hereto voluntarily and without coercion.

f.  Entire Agreement. Other than as set forth herein, this Agreement contains the entire agreement of the parties concerning Employee’s employment and all promises, representations, understandings, arrangements and prior agreements on such subject (including without limitation the Original Agreement) are merged herein and superseded hereby.

IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be executed by its duly authorized officer and Employee has set his hand, all as of the day and year first above written.

AJAY ROY	PARTS iD, LLC
/s/ Ajay Roy	/s/ Antonino Ciappina
(Signature)	(Signature)

Ajay Roy	Antonino Ciappina
(Printed Name)	(Printed Name)

Chief Operating Officer	CEO and Assistant Corporate Secretary
(Title)	(Title)

(Date)	(Date)

EXHIBIT A

Prior Inventions: none